Exhibit 99.1

Dreams, Inc. Reports Third Quarter 2007 Financial Results

3Q2007 Revenues up 36% to Record $24.8 Million; 3Q2007 Net Income Up 31% to Record $2.1 Million

PLANTATION, FL, February 15, 2007 – Dreams, Inc. (DRMN.OB) announced today its financial results for the third quarter of fiscal year 2007, and the nine-month period ending December 31, 2006. Revenues were up 36% to a record $24.8 million and net income increased 31% to a record $2.1 million for the quarter ending December 31, 2006, compared to revenues of $18.2 million and net income of $1.6 million for the comparable quarter of 2005. For the nine-month period ending December 31, 2006, revenues were up 32% to a record $41.3 million and net income was up 17% to a record $1.4 million compared to revenues of $31.2 million and net income of $1.2 million for the comparable nine-month period of 2005.

Chief Executive Officer Ross Tannenbaum commented, “These were record-breaking periods for Dreams, Inc. and we are quite pleased with our results and the ongoing operational improvements made throughout the organization. More importantly, our record financial improvements are a testament to the commitment and dedication of all of the associates on the Dreams’ Team.”

For the quarter, total revenues rose 36% to $24.8 million; with the largest component coming from e-commerce. This division produced another outstanding quarter with an 82% growth rate; achieving sales of $17.5 million as compared to the division’s sales of $9.6 million in the fiscal third quarter 2006.

For the nine-month period, total revenue increased 32% to $41.3 million; again with the largest component coming from e-commerce. This division’s sales rose 73% to $25 million compared to $14.4 million for the nine-month period last year.

Additional accomplishments and highlights include:

•

We were delighted to announce (2/2/07) the exclusive signing of Peyton Manning, superstar quarterback and MVP of the Super Bowl Champion Indianapolis Colts, to an exclusive autograph deal with Dreams’ memorabilia subsidiary, Mounted Memories. As part of the agreement, Peyton will autograph helmets, jerseys, footballs and limited-edition collectibles designed by our team at Mounted Memories. Dreams partnered with Steiner Sports, a fully-integrated sports marketing agency in New York, to control the vast marketing and distribution opportunities of authentic, signed Peyton Manning memorabilia.

•	We announced (1/30/07) our plans to seek an American Stock Exchange listing for our common shares and believe this to be the next natural step in the company’s maturation process.

•	We announced (1/3/07) our acquisition of 3 Field of Dreams® stores in the Las Vegas market as we believe this city offers unlimited potential for our concepts and products.

•	We announced (11/1/06) that Dr. Phillip Frost, through The Frost Group, LLC, had purchased a 14% equity position in Dreams as a result of his confidence in our business model.

“In all, we believe we have produced a winning combination to continue to grow our brands and financial performance versus the respective category results from the prior periods” Tannenbaum concluded.

FY07Q3 Quarterly Financial Highlights:

•	Revenues Increased 36% to $24.8 Million

•	Net Income Increased 31% to $2.1 Million

•	Operating Expenses down from 30.7% to 28.6% of sales

FY07 Nine Month Financial Highlights:

•	Revenues Increased 32% to $41.3 Million

•	Net Income Increased 17% to $1.4 Million

•	Operating Expenses down from 38.4% to 36.3% of sales

About Dreams, Inc.:

Dreams, Inc. (DRMN.OB) sets itself apart from other traditional memorabilia companies with diversified products and services provided through its operating subsidiaries.

Mounted Memories, its wholesale division, is a leader in production of authentic sports and celebrity autographed memorabilia and collectibles.

Field of Dreams®, its exclusively licensed franchise system, has retail stores located in 29 premier shopping malls across the country, thirteen of which are company-owned through Dreams Retail Corporation.

The Greene Organization organizes promotional and personal appearance events for current and former athletes to Corporate America.

Malcolm Farley Art features the artwork of the famous sports and celebrity artist Malcolm Farley.

FansEdge.com and ProSportsmemorabilia.com are the leading providers of licensed sports products and autographed memorabilia via the Internet.

Dreams, Inc. is a publicly traded company under the ticker symbol: DRMN.OB

For further information, please visit our website: www.dreamscorp.com

Dreams, Inc. Contact Info:

David M. Greene, Senior Vice-President

Phone: 954-377-0002

Fax: 954-475-8785

dgreene@dreamscorp.com

Public Relations for Dreams, Inc.:

Boardroom Communications

Caren Berg or Jennifer Clarin

Phone: (954) 370-8999, Fax: (954) 370-8892

Email: caren@boardroompr.com

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of Dreams Inc. (“the Company”) and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products and services; including the uncertainty of consumer’s desires for sports and celebrity memorabilia and the availability of product. Past performance may not be indicative of future results. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission. The Company cautions that the foregoing factors are not exclusive.